SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 12, 2005

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Long Wharf Drive, 11th Floor
New Haven, Connecticut 06511
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 401-3330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 12, 2005, 454 Life Sciences (“454”), a majority-owned subsidiary of CuraGen Corporation, and Roche Diagnostic Group announced that they had entered into an exclusive 5-year world-wide agreement for the promotion, sale, and distribution of 454 Life Sciences’ nanotechnology-based Genome Sequencing Systems, including proprietary kits and reagents.

Under the terms of the 5-year, exclusive world-wide distribution agreement, 454 will receive a margin on products manufactured for Roche Diagnostics, and royalties on net sales of licensed products. 454 will receive up to $62 million dollars in license fees, milestones related to instrument releases, minimum royalties and research funding.

Under the agreement, Roche Applied Science, a business area of Roche Diagnostics, will sell 454’s products through its sales and marketing teams, distribute 454’s products through Roche Diagnostics’ supply chain, and provide technical support to purchasers of the 454 Genome Sequencing System and the associated reagents. 454 will continue to manufacture instrument systems and reagent kits, with the option to transfer the responsibility for reagent manufacturing to Roche Diagnostics given sufficient sales volume. The agreement allows for Roche Diagnostics to sell 454’s products to all markets, with the exception of regulated diagnostics, where Roche Diagnostics obtained an exclusive right to negotiate the extension of the exclusive distribution agreement into the regulated diagnostics market during the initial 5-year term.

A copy of the press release announcing the distribution agreement is attached to this Current Report on Form 8-K as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit Number	Description
99.1	Press release of Registrant dated May 12, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION (Registrant)

Date: May 13, 2005	By:	/S/ DAVID M. WURZER
Name: David M. Wurzer Title: Executive Vice President and Chief Financial Officer